Exhibit 10.10

Catalytic Capital LLC

Office Service Agreement

This Agreement is dated May 30, 2006 and is entered into between Catalytic Capital LLC (“Provider”) and Catalytic Capital Investment Corporation (“Client”).

Provider and Client agree that Provider will provide to Client, for and in consideration of the fees set forth herein, an exclusive license to use the Offices (as defined below), and, in common with Provider’s other clients, a non-exclusive license to use Provider’s facilities and services as outlined below.

1. Basic Terms.

(a) Monthly Fixed Fee for Base Services (as defined in Section 2 below): $3,750.00.

(b) Monthly Fixed Fee for Office Services (as defined in Section 3 below): $3,750.00.

(c) Facilities: 100 Wilshire Boulevard, Suite 1100, Santa Monica, CA 90401 (the “Facilities”).

(d) Number of offices in the Facilities: 1 (the “Offices”).

(e) Maximum Occupancy: 1 person per office.

(f) Term: the period commencing on the effective date (the “Effective Date”) of Client’s proposed initial public offering of its units pursuant to Client’s Registration Statement on Form S-1 (as amended or supplemented from time to time, the “Registration Statement”) initially filed with the Securities and Exchange Commission on March 24, 2006, and ending on the earlier of Client’s (i) consummation of a Business Combination (as defined in the Registration Statement); (ii) failure to enter into a letter of intent, definitive agreement or agreement in principle with respect to a Business Combination (as defined in the Registration Statement) during the eighteen-month period immediately following the Effective Date or (iii) failure to consummate a Business Combination during the twenty-four-month period immediately following the Effective Date (the “Term”).

2. Base Services.

(a) Client shall be provided with the exclusive use of the Offices and shall have access to the Offices twenty-four (24) hours a day, seven (7) days a week. In exchange for the Monthly Fixed Fee for Base Services, Provider agrees to provide the following base services: office cleaning, maintenance services, office supplies, electricity, and heating and air conditioning to the Offices (the “Base Services”). In addition, Client will have reasonable use of common area facilities, conference rooms, etc. located in the Facilities. Client shall have use of the Offices and auxiliary areas of the Facilities solely for general office use in the conduct of Client’s business.

(b) If, for any reason whatsoever, Provider is unable to provide the Base Services, and if Provider is unable to provide mutually acceptable alternative offices within two (2) business days after written notice is delivered to Provider by Client that the Base Services have been interrupted, Client may automatically terminate this Agreement.

3. Office Services.

(a) Provider agrees, in exchange for the Monthly Fixed Fee for Office Services (which fee is in addition to the Monthly Fixed Fee for Base Services), to provide the following office services: administrative support, including, but not limited to, information technology, secretarial and bookkeeping services as well as communications services such as unlimited use of Internet/Data, telephone, fax and photocopier (the “Office Services”).

(b) Provider will answer all incoming phone calls during normal business hours, unless otherwise mutually agreed, as reasonably determined by Provider.

(c) Client acknowledges that due to the imperfect nature of verbal, written and electronic communications, Provider shall not be responsible for any damages, direct or consequential, that may result from the failure of Provider to furnish any service, including, but not limited to, the conveying of messages, communications and other utilities or services required under this Agreement.

(d) If, for any reason whatsoever, Provider is unable to provide the Office Services, and if Provider is unable to provide mutually acceptable alternative support services within two (2) business days after written notice is delivered to Provider by Client that the Office Services have been interrupted, Client may automatically terminate this Agreement.

4. Duration of Agreement. Subject to Client’s right to automatically terminate this Agreement as described in Sections 2(b) and 3(d), prior to expiration of the term, either party may terminate the Agreement upon 30 days’ advance written notice to the other party. After expiration of the Term, the Agreement will automatically terminate.

5. Payments. The Monthly Fixed Fee for Base Services and the Monthly Fixed Fee for Office Services will be billed in advance. Statements will be placed in the mailbox, faxed or personally delivered to Client on the first day of each month with payment due by the fifth day of each month. If the Term shall not commence on the first day of a month or end on the last day of a month, fees for any such month shall be prorated. All amounts payable hereunder shall be payable at the office of Provider or to such other location or to any agent designated in writing by Provider.

6. Damages and Insurance. Client will not damage or deface the furnishings, walls, floors or ceiling in the Facilities. Client will not cause damage to any part of the Facilities or disturb the quiet enjoyment of any other licensee or occupant of the Facilities nor suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Offices or the common area of the Facilities. Upon termination of this Agreement, Client will return the Offices in as good of condition as when Client took possession, though normal wear and tear shall be expected. Provider shall have the right to show the Offices to prospective clients, provided that Provider will use reasonable efforts not to disrupt Client’s business.

Provider and its respective directors, licensors, officers, agents, servants and employees shall not, to the extent permitted by law, except upon the affirmative showing of Provider’s gross negligence or willful misconduct, be liable for, and Client waives all right of recovery against such entities and individuals for, any damage or claim with respect to any injury to person or damage to, or loss or destruction of, any property of Client, its employees, authorized persons and invitees due to any act, omission or occurrence in or about the Facilities. Without limitation of any other provision hereof, Client agrees to indemnify, defend, protect and hold Provider and its respective directors, licensors, officers, agents, servants and employees harmless from and against all liability to third parties arising out of Client’s use and occupancy of the Offices or actions or omissions of Client and its agents, employees, contractors, and invitees. Client further agrees that all personal property of Client, its agents, employees, contractors and invitees, within or about the Facilities shall be at the sole risk of Client.

Provider and Client each hereby waive any and all rights of recovery against each other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, to the extent such loss or damage is covered by any insurance policy.

If the Facilities are made unusable, in whole or in part by fire or other casualty not due to the negligence of Client, Provider may, at its option, terminate the Agreement upon notice to Client, effective upon such casualty, or may elect to repair, restore or rehabilitate, or cause to be repaired, restored or rehabilitated, the Facilities, without expense to Client, within ninety (90) days or within such longer period of time as may be required because of events beyond Provider’s control. The Monthly Fixed Fee for Base Services and the Monthly Fixed Fee for Office Services shall be abated on a pro rata basis for the period of time the Offices are unusable.

7. Default. The Client shall be deemed to be in default under this Agreement: (a) if Client fails to pay the Monthly Fixed Fee for Base Services or Monthly Fixed Fee for Office Services within five (5) business days after the same becomes due and payable, (b) if Client fails to promptly and fully perform any other provisions of this Agreement and any such default continues in excess of five (5) business days after written notice is delivered by Provider, or (c) if Client fails to comply with the laws or permit licensing rules and other requirements regulating the conduct of Client’s business. Should Client be in default hereunder, Provider may terminate any or all of the services for the period of such default.

8. Miscellaneous.

(a) This is the only Agreement between the parties with respect to the subject matter set forth herein. All amendments to this Agreement shall be in writing and signed by all parties. Any attempted amendment in form other than as set forth in this Section 8(a) shall be void. The invalidity or unenforceability of any provision hereof shall not affect the remainder hereof.

(b) All waivers must be in writing and signed by the waiving party. Provider’s failure to enforce any provision of this Agreement or its acceptance of fees shall not be deemed a waiver and shall not prevent Provider from enforcing any provisions of this Agreement in the future. No receipt of money by Provider shall be deemed to waive any default of Client or to extend, reinstate or continue the term hereof.

(c) With respect to the trust account that will hold substantially all of the offering proceeds the Client expects to raise in the Offering (the “Trust Account”), Provider hereby waives any right of recourse against the Trust Account and agrees not to seek reimbursement, payment or satisfaction of any claim against the Trust Account.

(d) The laws of the State of California shall govern this Agreement.

(e) Client represents and warrants to Provider that there are no agents, brokers, finders or other parties with whom Client has dealt who are or may be entitled to any commission or fee with respect to this Agreement.

(f) Neither Client nor anyone claiming by, through or under Client shall assign this Agreement or permit the use of any portion of the Offices or the Facilities by any person other than Client.

(g) All notices hereunder shall be in writing. Notices to Client shall be deemed to be duly given if hand-delivered to Client’s mailbox in the Provider facilities at 100 Wilshire Boulevard, Suite 1100, Santa Monica, California 90401. Notice to Provider shall be deemed to be duly given if mailed by registered or certified mail, postage prepaid, to 100 Wilshire Boulevard, Suite 1100, Santa Monica, California 90401.

(h) Client acknowledges that Provider will comply with U.S. Postal Service regulations regarding client mail and, upon termination of this Agreement, it will be Client’s responsibility to notify all parties of termination of the use of the above-described address.

(i) Provider may assign this Agreement and/or the right to receive any fees hereunder and Client agrees to attorn any such assignee.

(j) Notwithstanding anything to the contrary contained herein, Client shall look solely to the interest of Provider in the master lease relating to the Facilities for the satisfaction of any of Client’s remedies with regard to the payment of money or otherwise and no other property or assets of Provider shall be subject to levy, execution or other enforcement procedures for the satisfaction of Client’s remedies or with respect to this Agreement, the relationship of the parties hereunder or Client’s use of the Premises, such exculpation of personal liability to be absolute.

(k) Provider shall not be liable for any interruption or error in the performance of its services to Client. Client waives any recourse against Provider arising from the provision of such services, including, without limitation, any claim of business interruption or for any indirect, incidental, special, consequential or punitive damages, except for claims arising out of willful misconduct by Provider.

(l) Provider will not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

(m) Provider and its agents will have the right of access to the Offices and the Facilities at any time for the purpose of (i) making any repairs, alterations and/or inspections that it deems necessary in its sole discretion for the preservation, safety or improvements of the facilities, or (ii) to show the facilities to prospective Clients without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against Client.

(n) Failure of Provider to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, or acceptance of full or partial payment during the continuance of any such breach, will not constitute a waiver of any such breach or any such term or condition. No term or condition of this Agreement required to be performed by Client and no breach thereof, will be waived, altered or modified, except by a written instrument executed by Provider.

(o) Client will comply with and be bound by all provisions of the master lease relating to the Facilities and, subject to the limitations listed above in Section 8(c), Client will indemnify and hold Provider harmless from and against any claim or liability under the master lease arising from Client’s breach of the master lease or this Agreement.

Catalytic Capital Investment Corporation		Catalytic Capital LLC

100 Wilshire Boulevard, Suite 1100		100 Wilshire Boulevard, Suite 1100
Santa Monica, California 90401		Santa Monica, California 90401

By:	/s/ Russell I. Pillar	By:	/s/ Matthew G. Pillar
Name:	Russell I. Pillar	Name:	Matthew G. Pillar
Title:	Chief Executive Officer	Title:	Managing Member